Exhibit 10.1

Execution Version

WAIVER AND AMENDMENT AGREEMENT

This Waiver and Amendment Agreement (this “Agreement”) is entered into as of March 29, 2023, by and among ASCENT SOLAR TECHNOLOGIES, INC. (the “Company”) and each of the undersigned Purchasers (the “Consenting Purchasers”).

Recitals

WHEREAS, the Company and each of the Consenting Purchasers have entered into that certain Securities Purchase Contract, dated as of December 19, 2022 (as may from time to time be amended, modified, supplemented or restated, the “Securities Purchase Contract”), pursuant to which the Company has issued to the Purchasers (as defined in the Securities Purchase Contract) certain Advance Notes under and in accordance with the terms of the Securities Purchase Contract.

WHEREAS, pursuant to Section 2.1 of each of the Advance Notes, the Company’s receipt of notice from its Principal Market of non-compliance with a continued listing standard, even if subject to cure, shall constitute an “Event of Default” under and in accordance with the terms of the Advance Notes.

WHEREAS, on March 23, 2023, the Company received from the NASDAQ, its Principal Market, a letter indicating that the Company no longer meets the requirement under the NASDAQ Listing Rules of maintaining a minimum bid price of $1 per share (the “NASDAQ Letter”), subject to an initial 180 calendar day compliance period in which the Company may regain compliance if the closing bid price of the Company’s Common Stock is at least $1 for a minimum of 10 consecutive business days.

WHEREAS, the Company has requested, and, in consideration for the agreements and on the terms and conditions set forth herein, the Consenting Purchasers have agreed, to (i) waive any Event of Default arising under Section 2.1 of each of the Advance Notes as a result of the Company’s receipt of the NASDAQ Letter (and the facts and circumstances underlying the Company’s receipt of the NASDAQ Letter) (the “Specified Default”) and (ii) enter into the amendments to the Advance Notes set forth in this Agreement (the “Amendments”).

WHEREAS, on December 19, 2022, the Company and each of the Purchasers identified on Schedule A and Schedule B hereto, respectively, entered into that certain side letter agreement (the “TA Letter”) pursuant to which the Company and such Purchasers agreed that the Company would seek to engage a new Transfer Agent in place of Computershare Investor Services, the Transfer Agent as of the Initial Closing Date.

WHEREAS, following the Company’s and the Purchasers’ entry into the TA Letter, the Company and the Purchasers agreed that the Company shall retain Computershare Investor Services as Transfer Agent, and now wish to terminate the TA Letter and all rights and obligations thereunder (the “TA Letter Termination”).

WHEREAS, (i) pursuant to Section 5.5 of the Securities Purchase Contract, any provision of the Securities Purchase Contract may be waived, modified, supplemented or amended in a written instrument signed by the Company and the Required Holders and (ii) pursuant to Section 2.2(d) and Section 5.8 of each of the Advance Notes, any Event of Default under the Advance Notes may be waived by mutual agreement of the Parties and any provision of the Advance Notes may be waived or amended in a written instrument signed by the Company and the Required Holders.

WHEREAS, upon the terms and conditions set forth herein, the Consenting Purchasers, constituting (i) the Required Holders for purposes of the Securities Purchase Contract and (ii) the Required Holders and the Holders for purposes of the Advance Notes, desire to waive the Specified Default and to agree to the Amendments and the TA Side Letter Termination.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the meanings ascribed to such terms in the Securities Purchase Contract or the Advance Notes, as applicable.

2. Waiver. Each of the Consenting Purchasers, together constituting the Required Holders and the Holders of each of the Advance Notes, hereby waives the Specified Default and any impacts thereof (the “Waiver”).

3. Amendments to Advance Notes. Notwithstanding anything in the Securities Purchase Contract or Advance Notes to the contrary, the Company and each of the Consenting Purchasers hereby agree that, effective as of the date hereof:

(a) The first sentence of the definition of “Floor Price” in Section 5.12(e) of each of the Advance Notes (including any Advance Notes issued in accordance with the terms of the Securities Purchase Contract after the date hereof) is hereby amended and restated to read:

“Floor Price” means $0.20 per share of Common Stock.

(b) Until such time as the Company regains compliance with respect to the non-compliance with NASDAQ Listing Rules identified in the NASDAQ Letter, for all purposes of the Advance Notes (other than the definition of “Alternative Conversion Price”), “Conversion Price” shall mean the Alternative Conversion Price.

(c) (i) Within three (3) Business Days after the date hereof (the “Initial Prepayment Date”) and (ii) on each other prepayment date set forth in the table below (each, an “Additional Prepayment Date” and, together with the Initial Prepayment Date, a “Prepayment Date”), the Company shall prepay a portion of the outstanding Principal (including any accrued and unpaid interest (if any) thereon) of the Advance Notes held by, as applicable (A) the Purchaser identified on Schedule A hereto and its Affiliates (the “Schedule A Holders”), in the aggregate amount set forth under “Schedule A Holders Aggregate Prepayment Amount” with respect to such applicable Prepayment Date in the table below, which prepayment shall be applied ratably to the Advance Notes then held by the Schedule A Holders, and (B) the Purchaser identified on Schedule B hereto and its Affiliates (the “Schedule B Holders”), in the aggregate amount set forth under “Schedule B Holders Aggregate Prepayment Amount” with respect to such applicable Prepayment Date in the table below, which prepayment shall be applied ratably to the Advance Notes then held by the Schedule B Holders, respectively, in each case of clause (A) and (B), at a price equal to 100% of such Principal plus accrued and unpaid interest thereon (if any). For the avoidance of doubt, the prepayment amounts identified in the table below reflect the aggregate amount of the prepayment to be made to the Schedule A Holders and Schedule B Holders, respectively, on each applicable Prepayment Date, including the amount of Principal and accrued and unpaid interest thereon (if any) to be repaid on such applicable Prepayment Date.

Prepayment Date	Schedule A Holders Aggregate Prepayment Amount	Schedule B Holders Aggregate Prepayment Amount
Initial Prepayment Date	$333,333.33	—
April 18, 2023	—	$250,000.00
May 18, 2023	$333,333.33	$250,000.00
June 19, 2023	$333,333.34	$250,000.00
July 18, 2023	—	$250,000.00
Total	$1,000,000.00	$1,000,000.00

4. TA Letter Termination. The Company and each of the Consenting Purchasers hereby agree to the TA Letter Termination.

5. Limitation of Waiver and Amendment. Each of the Waiver and Amendments are effective for the purposes set forth herein and shall be limited precisely as written and, without limitation of the TA Letter Termination, shall not be deemed to be a waiver, amendment or modification of any other term or condition of the Securities Purchase Contract or any Advance Note or otherwise prejudice any right or remedy which the Consenting Purchasers may now have or may have in the future under or in connection with the Securities Purchase Contract or any Advance Note. Except as expressly set forth herein, each of the Consenting Purchasers reserves all of its rights, powers, and remedies under the Securities Purchase Contract and any Advance Notes.

6. Representations and Warranties of the Company. The Company represents and warrants to each Consenting Purchaser that: (a) The Securities Purchase Contract as amended by this Agreement does not require any further approval by the Company’s stockholders or the Nasdaq Stock Market. (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors of the Company or the Company’s stockholders in connection herewith, this Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. (c) The Company has not provided such Consenting Purchaser with any information that it reasonably believes constitutes material non-public information, and the Company reaffirms its obligation to comply with Section 4.6 of the Securities Purchase Contract in that regard. (d) A breach of this Agreement by the Company shall be an Event of Default under the Securities Purchase Contract and the Advance Note issued to such Consenting Purchaser. (e) To the extent that the Securities Purchase Contract and Advance Note issued to such Consenting Purchaser have not been amended hereby, such documents remain in effect, including Section 2.1 of the Advance Notes in the event of any further violations thereof.

7. Principal Market Compliance. Notwithstanding anything herein to the contrary, if while the Common Stock is listed on the Principal Market any of the terms, provisions, rights, covenants and restrictions set forth in this Agreement are determined by the Principal Market to be in violation of any of the applicable rules or regulations of the Principal Market (the “Principal Market Rules”), then such terms, provisions, rights, covenants or restrictions shall be of no force and effect to the extent of such noncompliance, and shall otherwise be interpreted to the extent possible in a manner consistent with compliance with such Principal Market Rules. In the event the immediately preceding sentence applies, the remainder of the terms, provisions, rights, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

8. Miscellaneous.

(a) Section 5.6 (Headings); Section 5.7 (Successors and Assigns); Section 5.8 (No Third-Party Beneficiaries); Section 5.9 (Governing Law; Exclusive Jurisdiction); Section 5.11 (Execution); Section 5.12 (Severability); Section 5.21 (Construction); and Section 5.22 (Waiver of Jury Trial) of the Securities Purchase Contract are incorporated herein by reference, mutatis mutandis.

(b) This Agreement may not be amended, and no provision hereof may be waived, except by an instrument signed by the Company and the Required Holders.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

COMPANY:

ASCENT SOLAR TECHNOLOGIES, INC.

By:	/s/ Paul P. Warley
Name:	Paul P. Warley
Title:	Chief Financial Officer

[Signature Page to Waiver and Amendment]

PURCHASER:

L1 CAPITAL GLOBAL OPPORTUNITIES MASTER FUND LTD.

By:	/s/ David Feldman
Name:	David Feldman
Title:	Portfolio Management

[Signature Page to Waiver and Amendment]

PURCHASER:

SABBY VOLATILITY WARRANT MASTER FUND, LTD.

By:	/s/ Robert Grundstein
Name:	Robert Grundstein
Title:	COO of Investment Manager

[Signature Page to Waiver and Amendment]

Schedule A

Purchaser

Schedule B

Purchaser